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Southern Copper Corporation Reports
First Quarter 2010 Results

April 29, 2010 - Southern Copper Corporation (NYSE and BVL: SCCO)

•
First quarter 2010 (“1Q10”) net sales were $1,219.4 million compared to $622.0 million in the 1Q09. The 1Q10 increase is attributable, in the most part, to higher metal sales prices and higher molybdenum sales volume.

•
Operating cash cost per pound of copper, net of by-products credit was a credit of 14.7 cents per pound in 1Q10 compared with a cost of 59.8 cents per pound in 1Q09. This improvement was the result of continuing operational efficiencies and higher by-products credit, principally molybdenum, the price of which increased by 80.3%.

•	EBITDA in 1Q10 was $691.5 million representing 56.7% of net sales, compared to $225.7 million and 36.3% in the 1Q09, an increase of $465.8 million.

•	Diluted income per share for the 1Q10 was 45.1 cents, which is 388.6% higher than the 9.2 cents in the 1Q09. In 1Q10 net income totaled $383.2 million, compared to $78.7 million in the 1Q09.

•
On March 16, 2010, as part of a remediation program to fully comply with international standards of the mining industry, the Company announced the closing of the San Luis Potosi copper smelter, which was in operation for almost one hundred years. We believe operating efficiencies will increase with La Caridad replacing the copper smelting capacity of San Luis Potosi. Our modern San Luis Potosi zinc refinery will not be affected by the smelter’s closing and a potential expansion that could double its capacity is under study.

Mr. German Larrea, Chairman of SCC’s Board said: “After the closing of the 1925 San Luis Potosi smelter the Company now complies with the highest international environmental standards at 100% of its mining and metallurgical facilities in Mexico and Peru. Therefore, the Company will apply for ISO-14000 certification as a ratification of its clean industry standard.

Discussing the remediation plan for San Luis Potosi, Mr. Larrea said: “Our plan for this 600 hectare site includes several actions responsive to the needs of the local community, such as the construction of 2,200 household units together with a community center which may include educational, cultural and medical facilities, a golf course and sports center. The program also contemplates the construction of a shopping mall, an ecological park and a tree nursery. This development already has all necessary infrastructure including a sewage treatment plant that treats approximately 10% of the city´s waste water.

•
Discussing the current status of Cananea, Mr. Xavier Garcia de Quevedo, COO of SCC and President of Minera Mexico said: “On February 11, 2010 a Mexican Federal Court ruled in favor of SCC in the Cananea case. As a result, all existing labor contracts were terminated. A workers appeal was dismissed on April 21, 2010 by the Mexican Supreme Court. The Company expects to regain access to the facilities in accordance with the law.

The Company is ready to resume operations at Cananea with a new labor contract which we believe will increase productivity and competitiveness for this operation. The end of the labor struggle at Cananea could also make possible a SCC investment of $3.8 billion to expand Cananea’s production from 180,000 tons to 460,000 tons of copper and 5,400 tons of molybdenum per year as well as the development of the Pilares mine site. These projects include the generation of its own power requirements at a very competitive cost and would generate approximately 9,000 new jobs during the project construction phase and bring significant economic benefits to the people of Cananea. As part of these investments the Company is including several educational and cultural initiatives that would significantly enhance the life of the people of Cananea as well as the nearby urban and rural areas. Such investments were on hold until now due to union activities.”

•
Commenting on the Tia Maria greenfield project in Arequipa, Peru, Mr. Oscar González Rocha, CEO of Southern Copper said: “The investment would be $934 million and produce 120,000 tons of copper cathodes using state of the art technology which would be compliant with the highest international environmental and sustainable development standards. The project is currently expected to generate 4,000 jobs during the construction phase. When in operation, Tia Maria would directly employ 600 workers and indirectly another 3,500. Through its expected eighteen years of life, the project required services would create significant opportunities for small and medium business growth in the region.

In addition, the Company intends to implement social responsibility programs in the Arequipa region similar to those established in the communities near its other operations in Peru. On top of these initiatives, the mining voluntary contribution program is estimated to be approximately $5.0 million per year for Arequipa, and could be immediately applied to the development of the communities near Tia Maria.

To obtain the necessary water supply for the Tia Maria project, the Company has offered to build the Paltiture dam with an increased capacity of approximately forty million cubic meters of water that currently drains to the Pacific Ocean. The

Company would only use seven million cubic meters per year of this dam. The remaining additional thirty-three million cubic meters would be available for the significant benefit of the Tambo valley agriculture communities and the Islay population.

As part of its contribution to local communities, the Company would improve the telecommunications facilities in the Tambo valley with better services for cell phone, television and internet.”

Considering the future benefits of this project and other mining investments in Peru, Mr. Gonzalez Rocha said: “We consider that these projects bring an excellent opportunity for real quality of life improvements with no negative environmental impact to the nearby communities. Local leaders with their own political agenda should not be able to hold up this project or similar projects which significantly benefit the local region and the country.”

•
On April 16, 2010 the Company issued $1.5 billion in fixed-rate senior unsecured notes. The $1.5 billion fixed-rate notes were issued in two tranches, $400.0 million due in 2020 at an annual interest rate of 5.375% and $1.1 billion due in 2040 at an annual interest rate of 6.75%. Proceeds are to be used to accelerate the investment program.

•
On April 1, 2010 Moody’s upgraded the corporate rating, the senior unsecured ratings and the rating on our Yankee bonds from Baa3 to Baa2. Additionally, on April 5, 2010 Fitch and Standard & Poor's Ratings Services assigned ‘BBB’ and 'BBB-' debt ratings on the new notes issued, respectively. At the same time, these credit rating agencies confirmed their long-term corporate credit rating on SCC (‘Baa2’, ‘BBB and 'BBB- for Moody’s, Fitch and S&P, respectively).

•	On April 22, 2010, the Board of Directors authorized a dividend of 45.0 cents per share to be paid on May 25, 2010 to the Company’s shareholders of record at the close of business on May 12, 2010.

Commenting on the Company’s results for 1Q10, Mr. German Larrea, Chairman of SCC's Board said: “Once again the Company’s strong financial position and market preference was evidenced by the recent upgrade of our debt rating by Moody’s and the combined demand for our bonds of approximately $9 billion or six times the final amount of the Notes. The funds obtained further ensure that sufficient cash will be available to develop our growth program, to maintain the Company’s cost competitiveness and efficiency, as well as to increase Southern Copper´s leadership role in the mining industry.”

SUMMARY FINANCIAL TABLE
	First Quarter				1Q10	Second	Third	Fourth
			Variance		Vs.	Quarter	Quarter	Quarter
	2010	2009	$	%	4Q09	2009	2009	2009
	(in millions, except per share amounts and %s)

Net sales	$1,219.4	$622.0	$597.4	96.0%	7.3%	$824.5	$1,151.8	$1,136.0
Cost of sales	499.2	375.5	123.7	33.0%	0.1%	419.5	529.9	498.8
Operating income	608.8	144.1	464.7	322.4%	15.1%	303.2	508.7	529.1
EBITDA1	691.5	225.7	465.8	206.3%	12.3%	380.4	591.8	615.9
EBITDA margin	56.7%	36.3%	20.4%	56.3%	4.6%	46.1%	51.4%	54.2%
Net Income attributable to SCC	383.2	78.7	304.5	387.0%	5.5%	175.0	312.5	363.3
Net income margin	31.4%	12.7%	18.8%	148.4%	(1.7)%	21.2%	27.1%	32.0%
Income attributable to SCC per share	$0.45	$0.09	$0.36	388.6%	5.5%	$0.21	$0.37	$0.43
Capital expenditures	$75.4	$63.5	$11.9	18.7%	(23.1)%	$142.7	$110.6	$98.1
Exploration	$8.5	$5.4	$3.1	56.7%	19.7%	$5.0	$7.1	$7.1

1 See reconciliation between “Net income attributable to SCC” and EBITDA on
http://www.southernperu.com/InvestorRelations/InvestorInformation/EBITDA1/tabid/314/Default.aspx

Production

Copper mined production in the 1Q10 decreased by 8.8% to 109,244 tons compared to 119,772 tons in the 1Q09. This decrease was mainly the result of 9,181 tons of lower production at our Peruvian mines resulting from expected lower ore grades and a decrease of 1,391 tons at the La Caridad mine due to expected lower ore grades and recoveries. Rod production increased by 25% during 1Q10 compared to the same period of 2009 due to higher demand.

In the 1Q10, molybdenum production increased by 17.2% to 4,753 tons, compared to 4,056 tons in 1Q09. Higher ore grades at the Toquepala and La Caridad mines, as well as higher recoveries at La Caridad mine, made possible increases of 513 tons and 220 tons in those mines, respectively.

Silver refined production increased by 45.2% during the 1Q10 to 3.5 million ounces from 2.4 million ounces in 1Q09. This increase was principally the result 0.5 million ounces of higher material processed from third parties at our IMMSA operation and 0.5 million ounces of higher production at La Caridad due to higher ore grades.

Zinc mine production in the 1Q10 remained almost the same as in 1Q09.

Capital Expenditures

As previously announced, the Company is strongly committed to continue its organic growth and therefore the Board of Directors has approved an investment program of $2.8 billion for the next three years to develop new production capacity. This program is expected to increase annual production by 342,000 tons of copper and 6,600 tons of molybdenum, and to improve the Company’s cost competitiveness and efficiency. The Company intends to allocate approximately $1.8 billion to Peru and $1.0 billion to Mexico of which approximately $600 million and $200 million are intended to be invested in Peru and Mexico, respectively, in 2010.

SCC’s capital spending programs continued on track during the 1Q10. The Company has spent approximately $305.4 million out of the $934 million approved budget for the Tia Maria project, out of which approximately $25.3 million was spent in 1Q10. The detailed engineering is in process and almost completed. Work on the project includes equipment fabrication and some early construction work (access roads and platforms). As discussed above, construction will be undertaken as soon as we receive the EIA approval which is expected in the third quarter of 2010.

As of March 31, 2010, the Company has expended $97.6 million on the Toquepala concentrator expansion. Detailed engineering was awarded and work started in December 2009. One 320 ton truck, two 49HR drilling machines and a second 73 cubic yard shovel were put in operation. The push back substation expansion was also completed and is currently in operation. The environmental impact study is still being conducted and is expected to be completed in the second quarter of 2010.

The El Arco Project is a world class copper deposit in the central part of the Baja California peninsula, with estimated mineralized material of over 1.0 billion tons with an ore grade of 0.51% and 14 grams of gold per ton. This project is expected to produce 190,000 tons of copper and 105,000 ounces of gold annually. The Company continues to invest in land acquisition required for the project. The project feasibility study, with a cost of $15.0 million was recently finished.

The Company has also initiated a project for the construction of a Gas Fired Power Plant in its La Caridad metallurgical complex in Mexico, with an initial capital budget of $250 million. The nominal capacity of this plant would be 250 MW. The generated power would replace electricity sourced from the Mexican governmental agency “Comisión Federal de Electricidad”, which has been increasing its prices steadily in the last few years.

In addition to these projects, SCC has recently finished a prefeasibility study for the expansion of the La Caridad concentrator. This expansion would offset the effect of declining ore grades and increasing hardness at the La Caridad mine. The prefeasibility study shows that milling capacity of this plant could increase gradually from 90,000 tons per day to 120,000 tons per day.

On March 16, 2010, the Company put in operation a sewage treatment plant at San Luis Potosi, Mexico. The $6.6 million plant uses state of the art technology to treat the 1.6 million cubic meters of sewage water per year that will be consumed by our facilities, thus reducing clean water consumption from the San Luis Potosi potable water grid.

Conference call

The Company’s first quarter earnings conference call will be held on Monday, May 3, 2010 beginning at 11:00 A.M. – EST (10:00 A.M. Lima and Mexico City time).

To participate:

Dial-in number:	866-371-3858 in the U.S
631-813-4732 outside the U.S.
Genaro Guerrero, Vice President, Finance and Chief Financial Officer
Raul Jacob, Manager of Financial Planning and Investor Relations
Conference ID:	70003856 and “Southern Copper First Quarter 2010 Results”

AVERAGE METAL PRICES:

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb)	($/lb)	($/lb)	($/lb)	($/oz)	($/oz)
1Q 2010	3.28	3.28	15.78	1.04	16.91	1,108.9

1Q 2009	1.56	1.57	8.75	0.53	12.63	908.71
2Q 2009	2.12	2.15	9.10	0.67	13.75	921.51
3Q 2009	2.66	2.67	14.50	0.80	14.76	960.06
4Q 2009	3.02	3.03	11.29	1.00	17.56	1,101.64
Average 2009	2.34	2.35	10.91	0.75	14.67	972.98

Variance: 1Q10 vs. 1Q09	110.3%	108.9%	80.3%	96.2%	33.9%	22.0%
Variance 1Q10 vs. 4Q09	8.6%	8.3%	39.8%	4.0%	(3.7)%	0.7%

Source: Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide.

PRODUCTION AND SALES:

	Three Months Ended March 31,
	2010	2009	%
Copper (tons)
Mined	109,244	119,772	(8.8)%
Smelted	122,402	130,119	(5.9)%
Refined	112,541	113,649	(1.0)%
Rod	18,152	14,525	25.0%
Sales	116,738	120,264	(2.9)%

Molybdenum (tons)
Mined	4,753	4,056	17.2%
Sales	4,760	4,022	18.3%

Zinc (tons)
Mined	26,824	27,038	(0.8)%
Refined	25,748	26,413	(2.5)%
Sales	25,595	26,832	(4.6)%

Silver (000s ounces)
Mined	3,169	3,146	0.7%
Refined	3,545	2,442	45.2%
Sales	3,460	3,961	(12.6)%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
(Unaudited)

	Three Months Ended
	March 31,
	2010	2009	VAR %
	(in thousands, except per share amount)

Net sales:	$1,219,405	$621,998	96.0%

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	499,198	375,455	33.0%
Selling, general and administrative	21,718	18,792	15.6%
Depreciation, amortization and depletion	81,253	78,221	3.9%
Exploration	8,465	5,402	56.7%
Total operating costs and expenses	610,634	477,870	27.8%

Operating income	608.771	144,128	322.4%

Interest expense	(23,788)	(23,966)	(0.7)%
Interest capitalized	-	2,075	(100.0)%
Gain (loss) on derivative Instruments	-	(2.604)	(100.0)%
Other income (expense)	1,433	3,363	(57.4)%
Interest income	2,052	4,275	(52.0)%

Income before income tax	588,468	127,271	362.4%

Income taxes	203,241	48,025	323.2%

Income net of income tax	385,227	79,246	386.1%

Less: Net income attributable to non-controlling interest	1,983	554	257.9%

Net Income attributable to SCC	$383,244	$78,692	387.0%

Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.45	$0.09	388.6%
Dividends paid	$0.43	$0.12	258.3%

Weighted average shares outstanding (Basic and diluted)	850,000	852,772

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009
ASSETS	(in thousands)
Current assets:
Cash and cash equivalents	$651,964	$772,306	$291,275
Short-term investments	20,080	22,948	50,981
Accounts receivable	497,303	439,950	238,664
Inventories	469,075	456,122	449,291
Prepaid, deferred taxes and other assets	80,146	86,803	155,993
Total current assets	1,718,568	1,778,129	1,186,204

Property, net	3,973,569	3,969,558	3,803,203
Leachable material, net	95,477	107,262	144,036
Intangible assets, net	113,647	113,840	114,535
Deferred income tax	51,907	52,670	59,246
Other assets, net	47,419	41,113	56,942
Total assets	$6,000,587	$6,062,572	$5,364,166

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10,000	$10,000	$10,000
Accounts payable	254,230	283,703	313,562
Income taxes	69,198	91,359	19,227
Due to affiliates	1,488	-	9,760
Accrued workers’ participation	119,968	150,692	81,701
Interest	15,633	39,795	20,126
Other accrued liabilities	31,907	26,876	31,326
Total current liabilities	502,424	602,425	485,702

Long-term debt	1,270,327	1,270,252	1,280,042
Deferred income taxes	156,863	143,508	116,180
Other liabilities	108,566	103,808	158,917
Asset retirement obligation	49,725	48,925	18,215
Total non-current liabilities	1,585,481	1,566,493	1,573,354

EQUITY
Stockholders’ equity
Common stock	419,290	418,759	417,182
Accumulated comprehensive income	3,474,616	3,456,869	2,873,481
Total stockholders' equity	3,893,906	3,875,628	3,290,663
Non controlling interest	18,776	18,026	14,447
Total Equity	3,912,682	3,893,654	3,305,110

Total liabilities and equity	$6,000,587	$6,062,572	$5,364,166

As of March 31, 2010 and December 31, 2009 there were 850.0 million shares outstanding, respectively.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	Three months ended March 31,
	2010	2009
	(in thousands)
OPERATING ACTIVITIES
Net income attributable to SCC	$385,227	$79,246
Depreciation, amortization and depletion	81,253	78,221
Cash provided from (used for) operating assets and liabilities	(171,336)	(343,498)
Other, net	12,095	(7,775)
Net cash provided from (used for) operating activities	307,239	(193,806)

INVESTING ACTIVITIES
Capital expenditures	(75,363)	(63,456)
Other, net	8,196	12,306
Net cash used for investing activities	(67,167)	(51,150)
	(
FINANCING ACTIVITIES
Dividends paid	(365,498)	(99,555)
SCC Common shares buyback	-	(71,566)
Distributions to non-controlling interest	(1,149)	-
Other	75	70
Net cash used for financing activities	(366,572)	(171,051)

Effect of exchange rate changes on cash	6,158	(9,458)

Increase in cash and cash equivalents	$(120,342)	$(425,465)

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves of the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 80% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 20% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.